Exhibit 99.1

BIOATLA AND BEIGENE REVISE GLOBAL DEVELOPMENT AND COMMERCIALIZATION AGREEMENT FOR NOVEL CONDITIONALLY ACTIVE BIOLOGIC CTLA-4 CANDIDATE BA3071

San Diego, CA; Beijing, China and Cambridge, MA – October 6, 2020 – BioAtla, Inc., a global clinical-stage biotechnology company focused on the development of Conditionally Active Biologic (CAB) protein therapeutics, and BeiGene, Ltd. (Nasdaq: BGNE; HKEX: 06160), a commercial-stage biotechnology company, today announced that the two companies have revised their previous global co-development and commercialization agreement for BioAtla’s investigational CAB CTLA-4 antibody, BA3071. The previous agreement from April 2019 now becomes a global licensing agreement for BA3071, which was designed to be conditionally activated in the tumor microenvironment in order to reduce systemic toxicity and potentially enable safer combinations with checkpoint inhibitors, such as BeiGene’s anti-PD-1 antibody, tislelizumab.

Under the amended terms of the agreement, BeiGene will hold an exclusive global license to BA3071 and will be solely responsible for its global clinical development and commercialization and have the right to receive all profits on any future sales net of royalty payments to BioAtla. In addition to the upfront payment BioAtla received upon execution of the original agreement, BioAtla is eligible to receive near-term development and regulatory milestone payments together with increased tiered royalties on worldwide sales. Additional terms of the amended agreement were not disclosed.

“BeiGene is a recognized leader in global clinical development, with broad oncology clinical programs, including tislelizumab, its anti-PD-1 antibody which is approved in China,” said Scott Smith, President of BioAtla. “This amended agreement reflects both BeiGene’s commitment to BA3071 and BioAtla’s strategy of rapidly and broadly building our pipeline of innovative CAB oncology candidates. This amended agreement enhances BioAtla’s strategic execution capabilities to support the development of our product pipeline, advance compelling combination therapies, and address markets with strong growth potential and high unmet medical need. BA3071 is expected to become BioAtla’s third CAB candidate in clinical trials along with CAB-AXL-ADC and CAB-ROR2-ADC.”

“BioAtla has developed a differentiated proprietary protein discovery and expression platform to generate CABs, which in turn have been applied to BA3071, a novel, investigational CTLA-4 inhibitor that is designed to be conditionally activated in the tumor microenvironment,” commented Lai Wang, Ph.D., Senior Vice President, Head of Global Research, Clinical Operations & Biometrics and APAC Clinical Development at BeiGene. “The unique nature of BA3071 provides us with an exciting scientific rationale to investigate the combination of this investigational CTLA-4 antibody with our anti-PD-1 antibody, tislelizumab. We look forward to advancing the global development and commercialization of this potentially unique cancer therapy as a single agent or in combination with other therapies.”

“We believe that our amended agreement with BeiGene will align and potentially accelerate the global development and potential commercialization of BA3071. BeiGene’s management of the global clinical trials of BA3071 in combination with BeiGene’s tislelizumab may advance the prospects of new combination therapies for the treatment of several cancer indications,” stated Jay M. Short, Ph.D., Chairman, CEO and co-founder of BioAtla. “The expanded royalty rates also recognize the exceptional opportunity that CAB technology can provide for novel combination therapies.”

About BA3071

BA3071 is a novel, investigational conditionally active CTLA-4 inhibitor. A Phase 1/2 multi-center, open-label study is planned to evaluate the safety, tolerability, pharmacokinetics, immunogenicity and antitumor activity of BA3071 alone and in combination with BeiGene’s tislelizumab, an anti-PD-1 antibody. The Investigational New Drug application for BA3071 has been cleared by the U.S. Food and Drug Administration.

Cytotoxic T-lymphocyte-associated antigen-4 (CTLA-4) is an inhibitory receptor expressed on T cells. The CTLA-4 pathway is a key immune checkpoint pathway that provides a downregulating signal to T cells. The blockade of CTLA-4 is intended to induce an antitumor immune response by promoting the activation and proliferation of tumor-specific T cells. Although inhibition of CTLA-4 has been shown to significantly improve antitumor response, it may also lead to immune attack of healthy cells. To minimize on-target off-tumor toxicity, BioAtla has applied its proprietary CAB technology with the intent to activate binding to the CTLA-4 receptor only on T cells in the tumor microenvironment.

Inhibition of immune checkpoints using anti-programmed cell death-1 (PD-1) or anti-CTLA-4 monoclonal antibodies has revolutionized the management of patients with advanced-stage melanoma and are among the most promising components of treatment approaches for many other cancers. Employing BioAtla’s proprietary CAB technology, BA3071 is designed to improve the efficacy and safety of anti-CTLA-4 therapy, as a monotherapy and in combination with other therapies, by restricting its activation and that of tumor specific T cells to the tumor microenvironment.

About Conditionally Active Biologics (CABs)

Conditionally Active Biologics are proteins generated using BioAtla’s proprietary protein discovery, evolution and expression technologies. These proteins can be monoclonal antibodies, enzymes and other proteins designed with functions dependent on changes in micro physiological conditions (e.g., pH level, oxidation, temperature, pressure, presence of certain ions, hydrophobicity and combinations thereof) both outside and inside cells.

Studies have shown that cancerous tumors create highly specific conditions at their site that are not present in normal tissue. These cancerous microenvironments are primarily a result of the well understood unique glycolytic metabolism associated with cancer cells, referred to as the Warburg Effect in aerobic cancer cells. CAB proteins are designed to deliver their therapeutic payload and/or recruit the immune response in specific and selected locations and conditions within the body and to be active only in the presence of a particular cellular microenvironment. In addition, the activation is designed to be reversible to repeatedly switch ‘on and off’ should the CAB move from a diseased to a normal cellular microenvironment and vice versa. CABs can be developed in a variety of formats, including antibodies, antibody drug conjugates (ADCs), bispecifics, chimeric antigen receptor T-cells (CAR-Ts) and combination therapies.

About Tislelizumab

Tislelizumab is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for patients with classical Hodgkin’s lymphoma who received at least two prior therapies and for patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy.

In addition, three supplemental new drug applications (sNDAs) for tislelizumab have been accepted by the Center for Drug Evaluation (CDE) of the NMPA and are under review, for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy, for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy, and for previously treated unresectable hepatocellular carcinoma.

Currently, 16 potentially registration-enabling clinical trials are being conducted in China and globally, including 12 Phase 3 trials and four pivotal Phase 2 trials.

Tislelizumab is not approved for use outside of China.

About BioAtla, Inc.

BioAtla is a global clinical-stage biotechnology company with operations in San Diego, California, and Beijing, China. BioAtla develops novel monoclonal antibody and other protein therapeutic product candidates designed to have more selective targeting, greater efficacy, and more cost-efficient and predictable manufacturing than traditional antibodies. BioAtla has two programs currently in Phase 1/2 clinical testing in the United States, BA3011, a novel conditionally active AXL-targeted antibody-drug conjugate (CAB-AXL-ADC), and BA3021, a novel conditionally active ROR2-targeted antibody-drug conjugate (CAB-ROR2-ADC).

About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,200+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

BeiGene Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding future research, development and potential commercialization activities under the agreement with BioAtla, potential payments payable to BioAtla, the speed and outcome of drug development plans, the advancement of and anticipated clinical development, regulatory milestones and commercialization of BA3071 and tislelizumab, potential advantages and differentiation of BA3071 and tislelizumab, plans for a Phase 1/2 clinical trial of BA3071 alone and in combination with tislelizumab, BeiGene’s other development and commercial plans, and other information that is not historical information. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene’s ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on BeiGene’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Contacts:
Investors
Craig West
(857) 302-5189
ir@beigene.com

Media
Liza Heapes or Vivian Ni
(857) 302-5663 or (857) 302-7596
media@beigene.com

BioAtla Contact:
Richard Waldron
Chief Financial Officer
BioAtla, Inc.
rwaldron@bioatla.com
858-356-8945

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